Exhibit 10.1

BUSINESS LOAN AGREEMENT

Borrower:	HALL OF FAME RESORT & ENTERTAINMENT COMPANY 2626 Fulton Drive NW Canton, OH 44718	Lender:	THE CITY OF CANTON Canton City Hall 218 Cleveland Avenue, SW Canton, Ohio 44 702

THIS BUSINESS LOAN AGREEMENT (“Agreement”), dated September 15, 2022, is made and executed between HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation (“Borrower”), and THE CITY OF CANTON, a municipal corporation duly organized and validly existing under the laws of the State of Ohio (“Lender”) on the following terms and conditions. Borrower understands and agrees that in granting, renewing, or extending any Loan, Lender is relying upon the representations, warranties, and agreements set forth in this Agreement and the Term Loan Note (described below); and all shall be and remain subject to the terms and conditions of this Agreement. All capitalized terms used in this Agreement shall have the meaning provided below in the definition section of this Agreement, unless otherwise indicated in the body of this Agreement.

1. LOAN FACILITY. This Agreement shall apply to a Term Loan in the original principal amount of $5,000,000.00 (the “Term Loan”) as evidenced by a promissory note (“Term Loan Note”) executed on September 15, 2022.

2. TERM OF AGREEMENT. This Agreement shall be effective as of September 15, 2022 and shall continue in full force and effect until: (i) such time as the Term Loan in favor of Lender has been paid in full, including principal, interest, costs, expenses, reasonable attorneys’ fees, and other fees and charges associated therewith, or (ii) until such time as the parties may agree in writing to terminate this Agreement (the “Term of Agreement”).

3. TERM OF TERM LOAN. In the absence of an Event of Default, the initial Term Loan shall mature and shall be due and payable in full June 30, 2029 (the ” Maturity Date”).

4. USE OF LOAN PROCEEDS. The proceeds of the Loan set forth in this Agreement shall be used by Borrower for the sole purpose of funding (i) the development and construction of Infrastructure for Phase II of the Development Plan for Hall of Fame Village including but not limited to an on campus 180 room hotel, an indoor waterpark, the Constellation Center for Excellence, the Center for Performance, the Play Action Plaza and the Fan Engagement Zone (i.e. a retail promenade), and (ii) any costs or fees in connection with the Term Loan (collectively, “Phase II”). For purposes of this Agreement, “Infrastructure” will be defined as the design and installation of electric, water, stormwater and sanitary sewer lines and related improvements required for construction of Phase II and located on the parcels described on Exhibit A, which is attached hereto and made a part hereof. The City acknowledges that in addition to payment for new construction of Infrastructure, the proceeds of the Term Loan may be used for funding ongoing Phase II Infrastructure and/or for payments due to contractors or materialmen for such work that has already been completed. Notwithstanding the foregoing, such Term Loan proceeds shall not be used to retire or satisfy any pre-existing loan to Borrower or any Affiliate thereof.

5. INTEREST. The interest rate applicable to the Term Loan shall be six percent (6.0%) per annum, compounded quarterly. Upon an Event of Default, the interest rate applicable to the outstanding amount due under the Term Loan shall equal the interest rate that would otherwise be in effect pursuant to the provisions of the Term Loan Note, plus five percent (5%) per annum. All interest on Indebtedness shall be computed based on a year of 360 days, with interest being charged for each day the principal amount is outstanding including the date of actual payment.

6. REPAYMENT OBLIGATIONS. The following repayment obligations shall apply to the Term Loan:

(A) Quarterly Interest Payments. Interest at the foregoing rate on the unpaid amount owing under the Term Loan shall be paid quarterly, beginning on December 31, 2022, and continuing thereafter on every March 31, June 30, September 30, and December 31 of each year until all amounts due and owing on the Term Loan have been paid in full. Failure of Borrower to make timely payments of such interest will be a breach of the terms hereof and Borrower will be deemed to be in default hereunder and under the Term Loan Note, subject to applicable notice and cure periods contained in this Agreement.

(B) Payment of Principal. On the Maturity Date, the Term Loan shall mature and the entire outstanding principal balance, all accrued interest, and all other amounts that may be due and owing to Lender under this Agreement, the Term Loan Note and the Loan Documents, shall all be fully due and payable, and Borrower shall on that date pay Lender all such sums in presently available U.S. currency in the manner set forth herein and/or in the Term Loan Note. Failure of Borrower to make timely payment of all of such sums will be a breach of the terms hereof and Borrower will be deemed to be in default hereunder and under the Term Loan Note, subject to applicable notice and cure periods contained in this Agreement.

7. FEES. Borrower shall pay Lender all reasonable costs and expenses incurred by Lender in preparation, review and negotiation of the Loan Documents, including Lender’s outside counsel attorney fees payable at closing.

8. CONDITIONS PRECEDENT TO TERM LOAN. Lender’s obligation to make the Term Loan under this Agreement shall be subject to, and contingent upon, the fulfillment to Lender’s reasonable satisfaction (unless a different standard is indicated below) of all of the conditions set forth In this Agreement, including, but not limited to the following:

A. Execution of Loan Documents. Borrower shall have executed and/or provided to Lender the following documents for the Term Loan: (1) the Term Loan Note; (2) this Agreement; and (3) all other documents as Lender may reasonably require; all in form and substance reasonably satisfactory to Lender and Lender’s counsel.

B. Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender: (1) a certificate of good standing from the Secretary of State of Delaware confirming that Borrower has been properly formed and is validly in existence; (2) verification that Borrower had been authorized to conduct its business in the State of Ohio; and (3) properly certified resolutions, duly authorizing the execution and delivery of this Agreement and the Term Loan Note.

C. Borrower’s Obtaining Additional Financing to Complete Infrastructure. Borrower shall have obtained written financing commitments from third parties having an aggregated total borrowing amount that, with the Term Loan Amount set forth herein, shall adequately fund the completion of all Phase II Infrastructure being proposed by Borrower, the total cost of such additional Infrastructure being approximately Twenty Five Million Dollars ($25,000,000). Prior to disbursement of Term Loan proceeds hereunder, Borrower shall provide a written certification, executed by an authorized officer thereof, confirming that such written financing commitments have been obtained thereby. Until such time as Borrower has closed on all financing necessary to finance the completion of the Phase II Infrastructure, Borrower shall deliver to Lender monthly updates and closing schedules with respect to all of such loans.

D. Design, Plans and Permits for Infrastructure. Borrower shall have submitted to all appropriate authorities all plans and designs for the Phase II Infrastructure improvements that are necessary to obtain required building and other permits for the Phase II Infrastructure improvements to be completed by use of Term Loan funds to be disbursed to Borrower hereunder. Approval of such plans and designs by any department of the City of Canton shall not be a representation or warranty of any kind as to the completeness, adequacy, accuracy or suitability thereof for Borrower’s intent or operation, and Lender is not assuming any responsibility or liability in connection therewith.

E. Representations and Warranties. All of Borrower’s representations and warranties set forth in this Agreement, in the Term Loan Note, and/or in any of the other Loan Documents, if any, and in any document or certificate delivered by Borrower to Lender under this Agreement or in connection with any Loan, are true, accurate and complete in all material respects as of the date hereof.

F. Compliance with Affirmative and Negative Covenants. Borrower has complied in all material respects with all negative and affirmative covenants set forth in this Agreement and the Loan Documents, as determined by Lender in its reasonable discretion.

G. Due Diligence. Borrower shall have provided to Lender a source of funds and such other financial information, financial statements and other information and documentation requested by Lender in connection with the Phase II Infrastructure, and Lender shall have completed all of the due diligence investigations, reviews, and analysis required by Lender prior to the disbursement of the Term Loan proceeds, and such due diligence shall be satisfactory to Lender. The financial condition, operating status, and general business prospects of the Borrower shall be satisfactory to Lender. Notwithstanding the foregoing or any due diligence inspections, investigations or other efforts made by Lender prior to making the Loan hereunder or making any disbursements hereunder shall not be deemed to be a waiver by Lender of any of its rights or remedies hereunder or otherwise under any of the Loan Documents, nor shall Lender be responsible for or in any way liable for any acts, omissions, claims, disputes or any form of liability related to Borrower’s design, construction or completion of any of the Infrastructure or other facet of Phase II hereunder.

H. No Adverse Change. No material adverse change has occurred, or is threatened to occur, with respect to Borrower in connection with the businesses, operations, customer base, prospects, or any financial or other condition, which would have a material adverse effect on the Borrower, as determined by Lender in its reasonable discretion.

I. No Event of Default. There shall not exist as of the Closing Date a condition which would constitute or lead to an Event of Default under this Agreement or under any Loan Document.

J. Change in Law. No change has occurred in any applicable law, rule, regulation, or requirement restricting Lender’s ability to extend credit to Borrower in accordance with the terms set forth in the Loan Documents.

K. Stark Community Foundation Loan. Borrower shall have obtained and closed on a term loan from the Stark Community Foundation in the amount of Five Million Dollars ($5,000,000.00) which shall be used solely for design and completion of Phase II Infrastructure (the “Foundation Loan”) on or before execution of this Agreement. The Foundation Loan shall have a term of not less than seven (7) years and shall provide repayment and other terms that are substantially the same as the terms set forth in this Agreement and in the other Loan Documents.

L. Stark County Loan. No later than contemporaneous with the closing of this Term Loan, Borrower shall have obtained formal and final approval of and shall have closed a loan from Stark County funds, directly or through any authorized intermediary, in the amount of Five Million Dollars ($5,000,000.00) (the “County Loan”), which loan proceeds have been disbursed and are to be used for completion of the Infrastructure for Phase II. The County Loan shall have a term that will not expire or mature prior to the Maturity Date of the Term Loan, and shall provide repayment and other terms that are substantially the same as the terms set forth in this Agreement and in the other Loan Documents, provided that such loan will bear interest at a rate that will be set by the County, which may differ from the interest accruing on the unpaid balance of the Term Loan hereunder; and

M. Satisfaction of All Disbursement Requirements. Borrower shall have satisfied all of the foregoing requirements and conditions prior to the first disbursement of Term Loan proceeds hereunder and shall thereafter satisfy all other terms, requirements and conditions set forth in Section 9 below and otherwise in this Agreement prior to any additional funds being disbursed hereunder.

9. TERM LOAN DISBURSEMENT.  Borrower and Lender agree that the proceeds of the Term Loan shall be disbursed to Borrower in the following manner and subject to the following requirements:

A. Provided all requirements set forth in Section 8 above have been satisfied, and subject to the requirements of Section 11(D), Five Million Dollars ($5,000,000.00) will be disbursed upon Borrower’s execution and delivery to Lender of this Agreement, the Term Loan Note and all other Loan Documents (the “Closing Date”); and

B. At the time of the execution of the Loan Documents, in the event that all of the requirements set forth in Section 8 have not yet been satisfied, the proceeds of the loan will only thereafter be disbursed upon receipt of written confirmation from the Borrower certifying that all such requirements have been satisfied.

10. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender, as of the date of this Agreement, as of the date of any requested disbursement under the Term Loan, as of the date of any renewal, extension, or modification of the Term Loan, and at all times while any Indebtedness exists:

A. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Loan Documents, and to perform its obligations hereunder and thereunder. This Agreement and the Loan Documents have been duly executed and delivered by Borrower, and this Agreement and the Loan Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the Loan Documents (a) are within Borrower’s powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of Borrower’s organizational documents or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any governmental body, (c) will not require the consent of any governmental body or any other Person, (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any lien upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, organizational documents, or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, other than prior agreements with Lender or as set forth herein and under any other Loan Document.

B. Organization. Borrower is a Delaware corporation which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware and any other state in which it is registered or authorized to do business. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Borrower maintains its principal office at 2626 Fulton Drive NW, Canton, OH 44718. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records. Borrower will notify Lender in writing prior to any change in the location of Borrower’s state of organization or any change In Borrower’s name or address of its principal office.

C. Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

D. Financial Disclosures. Borrower’s financial statements supplied to Lender truly and completely disclose Borrower’s financial condition as of the statement and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statements supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements or as otherwise disclosed to Lender in writing.

E. Taxes and Governmental Obligations. Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance, court, governmental body or arbitration board or tribunal in any respect which could reasonably be expected to have a material adverse effect on Borrower or its ability to perform as required in this Agreement or any other Loan Documents. Borrower has filed all federal, state, and local tax returns, together with all other reports which it is required by law to file. Borrower has paid all taxes, assessments, and other similar charges that are due and payable, except for any taxes, assessments or charges which are being contested in good faith and for which adequate reserves have been provided for. Borrower has withheld all employee and similar taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all taxes and similar charges. No tax liens have been filed with respect to Borrower, and to the knowledge of Borrower, no claims are being asserted with respect to any such taxes, assessments, or charges (and no basis exists for any such claims).

F. Licenses and Permits. Borrower (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business.

G. No Default. Except as otherwise disclosed by Borrower to Lender as of the date of this Agreement, Borrower is not in default in the payment or performance of any of its obligations under any contract (including financing obligations) and no event has occurred under the provisions of any applicable contract which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

H. No Litigation or Liens. Except as otherwise disclosed by Borrower to Lender as of the date of this Agreement in writing, neither Borrower nor any of its Affiliates or Subsidiaries is involved in any pending or threatened litigation, arbitration, action or proceeding which may have a material adverse effect on its financial condition, its ability to perform as required under this Agreement or the Loan Documents, or to complete the Infrastructure or other improvements related to Phase II. No event has occurred which, to the best of Borrower’s knowledge, could result in any violation of the representations and warranties set forth in this paragraph. Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, real property and equipment, are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to Its business, assets, property, leaseholds or equipment under any such laws, rules or regulations. Borrower is not involved in any labor dispute; there are no strikes, walkouts or union organization of any of Borrower’s employees threatened or to Borrower’s knowledge in existence. Neither Borrower (or its Affiliates or Subsidiaries), nor any of Borrower’s (or its Affiliates’ or Subsidiaries’) properties or assets are subject to any mechanic’s, laborer’s or materialmen’s liens resulting from delinquent or unpaid amounts related to any portion of Phase I of Borrower’s construction and development work at the Hall of Fame Village and/or with respect to any part of Phase II thereof.

I. Plan Contributions. Except for Borrower’s 401(k) plan for employees in the ordinary course of Borrower’s business, Borrower does not maintain or contribute to any employee related benefit plan.

J. Solvency. After giving effect to the within Term Loan, the Foundation Loan, the County Loan and such other financing as may be required for Borrower to complete the Phase II Infrastructure, Borrower will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of Borrower’s liabilities and (ii) subsequent to the Closing Date, the fair saleable value of Borrower’s assets (calculated on a going concern basis) will be In excess of the amount of its liabilities.

K. Compliance With Law. Borrower is in compliance and conformity, in all material respects, with all laws (including without limitation all applicable foreign, federal, state and local laws, including environmental laws, safety laws, pension laws and employment or labor laws), ordinances, rules, regulations and all other legal requirements. Borrower has not received any notice or order of any violation or claim of violation of any such law, ordinance, rule, regulation, or requirement from any governmental authority.

L. Environmental Matters. Borrower represents and warrants that to Borrower’s knowledge, Borrower’s operations and the properties which it owns, leases, and operates are and have always been in compliance, in all material respects, with all laws and orders relating to any hazardous or dangerous waste or substance, any pollutants, or any waste disposal. No proceeding is pending or threatened against or affecting Borrower with respect to any such environmental matters.

M. Full Disclosure. No representation or warranty made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Borrower has not disclosed to Lender which has or will have a material adverse effect on the financial condition or assets of the Borrower.

N. Completeness and Survival of Representations and Warranties. The representations, warranties, and all covenants contained in this Agreement shall be of a continuing nature and survive the closing of the transactions contemplated by the Loan Documents and termination of this Agreement. No warranty or representation made herein, and no statement contained in any document, instrument, schedule or exhibit otherwise delivered to Lender in connection with the Term Loan contains, or will contain, any untrue statement of any material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they are made, not misleading.

O. Insurance. At all times until all principal and interest owed under the Term Loan is paid in full, Borrower shall maintain, with financially sound and reputable insurers, general commercial liability insurance in an amount that is not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate. Borrower will pay promptly when due any premiums on such insurance. Such policies of insurance shall have loss-payable clauses in favor of and in form reasonably acceptable to Lender, and Borrower shall within 5 business days of Closing of the Loan deliver to Lender a certificate of insurance verifying Borrower’s compliance with the terms of this Agreement and adding Lender as an additional insured party thereon. Not less than fifteen (15) days before the expiration of any such policies, Borrower will deliver to Lender new or renewal policies in like amounts covering the same risks. The policies shall provide that no cancellation shall occur without thirty (30) days prior written notice to Lender. In addition to the foregoing, Borrower shall at all times maintain workers compensation insurance in amounts required by each state in which Borrower is conducting its business, including but not limited to Ohio.

P. Preservation and Maintenance of Borrower’s Property and Improvements. Borrower, its Affiliates and its Subsidiaries (a) shall not commit waste or permit impairment or deterioration of any of its property or improvements; (b) shall not abandon any of its properties or improvements; (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Infrastructure completed by Borrower to the substantially equivalent of its original condition, or such other condition as Lender may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair; (d) shall keep the Infrastructure, including improvements, fixtures, equipment, machinery, and appliances, in good repair and shall replace improvements, fixtures, equipment, machinery, and appliances when necessary to keep such items in good repair; (e) shall comply in all material respects with all laws, ordinances, regulations, and requirements of any governmental body applicable to the Infrastructure and Borrower’s construction thereof; and (f) shall give notice in writing to Lender, appear in and defend any action or proceeding purporting to affect the Infrastructure or the rights and/or powers of Lender.

11. AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement and any Loan Document remains in effect, Borrower will:

A. Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower, (3) any fact or occurrence that makes any of the representations and warranties inaccurate or incomplete in any material respect and/or which causes, or could lead to, it being in default of the affirmative or negative covenants, or any other term or condition, set forth in this Agreement or in the Loan Documents, (4) the occurrence of a default with respect to any material indebtedness or obligation owed to another Person, and (5) the failure to act on the part of Borrower when action is required, which results in the breach of any covenants imposed upon the Borrower by the Loan Documents, or which, with the giving of notice of passage of time would result in a breach of such covenants, including, specifically, without limitation, the failure of Borrower to maintain any of the covenants set forth in the Loan Documents.

B. Financial Records. Permit Lender to examine and audit Borrower’s books and records at all reasonable times upon reasonable advance notice to Borrower.

C. Financial Statements. Furnish Lender with such financial statements and other related information at such frequencies and in such detail as set forth in this Agreement and/or as Lender may reasonably request. Until such time as Borrower has closed on all loans necessary to finance the completion of the Phase II Infrastructure, Borrower shall deliver to Lender monthly updates and closing schedules with respect to all of such loans.

D. Use of Loan Proceeds and Verification of Use of Loan Funds.

(i) Use all Loan proceeds solely for the design, development and construction of the Infrastructure for Phase II and/or for payments due to contractors or materialmen for such work to the extent already completed, and all costs or fees incurred in connection with the Term Loan, provided however that such Term Loan proceeds shall not be used to retire or satisfy any pre-existing loan to Borrower or any Affiliate thereof; and

(ii) Until such time as Borrower has accounted for the use of all disbursements of Loan proceeds hereunder, Borrower shall, on a calendar quarter basis, no later than fifteen (15) days after the end of each calendar quarter, deliver to Lender written verification, reasonably satisfactory to Lender, that Loan proceeds hereunder have only been used directly for completion of the Phase II Infrastructure improvements referenced herein and solely for payment for soft and/or hard costs to unaffiliated third parties performing services, labor or materials in connection with completion of the Phase II Infrastructure improvements and/or for payments due to contractors or materialmen for such work that has already been completed, and verifying that such Loan proceeds were used in accordance with Section 4 above and that such sums were not used to retire or satisfy any pre-existing loan to Borrower or an Affiliate thereof. Failure of Borrower to provide written verification of the proper use of such Loan proceeds will be a breach of the terms of this Agreement and a default under the Term Loan Note, and entitling Lender to exercise all other rights hereunder, under the Term Loan Note and/or under any other Loan Documents, including but not limited to acceleration of Borrower’s payment obligations hereunder and under the Term Loan Note, subject to applicable notice and cure periods contained in this Agreement.

(iii) Borrower shall maintain a Loan Account reflecting the date of each disbursement of Term Loan proceeds thereto hereunder and identifying by date, amount, and payee how all Term Loan proceeds have been used by Borrower for the purposes permitted hereunder. Such Loan Account shall also include a running balance reflecting at any given time the remaining amount of Term Loan proceeds that have not yet been used to pay for Phase II Infrastructure as permitted in this Agreement. At Lender’s request Borrower shall provide Lender access to or a copy of the then current Loan Account for Lender’s review.

E. Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s assets, properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

F. Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Loan Documents, and in all other instruments and agreements between Borrower and Lender. In addition to the foregoing, Borrower shall at all times perform and comply in a timely manner with all terms, conditions and provisions set forth in the loan documents related to the Foundation Loan and the County Loan. Borrower shall notify Lender immediately in writing of any default in connection with any agreement with Lender and/or in connection with the Foundation Loan and/or the County Loan.

G. Compliance with Governmental Requirements. Comply in all material respects with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the Borrower’s design and construction of the Infrastructure, development and construction of Phase II, and in the conduct of Borrower’s assets, properties, businesses and operations, including without limitation, ERISA, environmental laws and Americans with Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s reasonable opinion, Lender’s interests are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

H. Existence As A Company. Borrower shall remain a corporation validly existing and in good standing under the laws of the State of Delaware, and shall remain, or shall become, as required, duly licensed or qualified to do business in all states wherein the failure to be so licensed or qualified would have a material adverse effect upon Borrower.

I. Payment of Fees; Costs and Expenses. Borrower shall reimburse Lender for any and all fees, costs, and expenses, including, without limitation, reasonable attorneys’ fees incurred or paid by Lender or any of its officers, employees, or agents in connection with: (a) the preparation, negotiation, procurement, review, administration, or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation, and protection of Lender’s rights and remedies thereunder, including without limitation, whether incurred in bankruptcy, insolvency, foreclosure, or other litigation or proceedings or otherwise. The costs shall be due and payable upon demand by Lender. At the option of Lender, Lender may withhold the same from the Term Loan proceeds to be delivered to Borrower. If Borrower fails to pay the costs upon such demand, Lender is entitled to disburse such sums as an obligation of Borrower hereunder. Thereafter, such costs and/or if appliable such disbursed amounts shall bear interest from the date incurred or disbursed at the highest rate set forth in the Term Loan Note. This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any of Borrower’s obligations hereunder or under any of the Loan Documents.

12. NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, and until all Indebtedness and amounts due and payable to Lender under the Loan Documents have been satisfied in full, Borrower, and any Affiliate or Subsidiary of Borrower, shall not without the prior written consent of Lender:

A. Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower or such Affiliate or Subsidiary is presently engaged or plans to engage, without prior notice to Lender and approval by Lender, which approval shall not be unreasonably withheld; (2) merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell its assets out of the ordinary course of business; (3) purchase, sell, transfer, or retire a majority or controlling interest of its outstanding shares, issue additional shares, or materially alter or amend its capital or equity structure, without prior written notice to Lender and approval by Lender, which consent shall not be unreasonably withheld, conditioned or delayed; (4) amend, modify, or waive any material term or material provisions of its Code of Regulations or By Laws, unless required by law without prior written notice and approval of Lender, which approval shall not be unreasonably withheld; (5) sell or transfer substantially all of their assets or property without first obtaining Lender’s prior written consent.

B. Change in Control. Engage in any transaction resulting in a change in ownership or control of Borrower. For purposes of this Agreement, a change in ownership and control shall mean a change in the ownership of shares affecting 50% or more of the outstanding shares in Borrower or any subsidiary thereof, or a change in ownership of any lesser number of shares if such change effectively shifts control to another Person or entity.

C. Payments of Other Debt. Except for in connection with the Permitted Debt, make any payment outside the ordinary course of business, or make any pre-payment, repurchase, or redemption, in connection with any note or other debt or obligation.

D. No Debt. Create, suffer to exist, or permit in any fashion, voluntarily or by operation of law, any debt obligation, including contingent obligations, or otherwise guarantee, endorse, or become surety for or upon any obligations of others, other than: (i) debt to Lender as provided in this Agreement and the Loan Documents, (ii) debt existing on the date of this Agreement (including any extensions, renewals, or refinancing thereof, but not to the extent of any increase in the amount of any debt or obligation thereunder), (iii) debt entered into by Borrower or any of its Affiliates or Subsidiaries in its ordinary course of business or in connection with development of any of its projects (including, but not limited to, the development of the Hall of Fame Village), provided Borrower obtains Lender’s written consent prior to incurring any such debt, which consent shall not be unreasonably withheld or delayed, (iv) trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, but not to its members, Subsidiaries, or any Affiliates thereof, (v) the Foundation Loan, (vi) the County Loan, and (vii) debt which is approved by Lender in writing prior to the creation of the debt obligations, which approval shall not be unreasonably withheld or delayed (“Permitted Debt”).

E. No Pledge. Pledge, encumber, transfer, or license of any interest in its assets, except as otherwise specifically herein permitted, in connection with any Permitted Debt or in the ordinary course of its business, including without limitation a pledge, encumber, transfer, or license of its goodwill or intellectual property, which includes, but is not limited to, trademarks, copyrights, patents, designs, inventions, creations, formulas, and names.

F. Licenses and Permits. Allow any license, permit or other right necessary to conduct its business in its ordinary course to lapse or be revoked, either voluntarily, for failure to perform or otherwise comply with the requirements and conditions of said license, permit or other right, or by operation of law.

G. Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of the obligations under this Agreement.

H. No Distributions. If an Event of Default has occurred and is continuing beyond any applicable notice and/or cure period set forth herein, make any distributions to its shareholders, without Lender’s prior written consent, which consent shall not be unreasonably withheld, or delayed.

I. No Change of Business, Business Name or Registration. Engage in any business activities other than the business presently conducted or currently planned to engage. Furthermore, Borrower shall not change its name or do business under any other name, or change its state of registration without providing Lender at least 30 days’ prior written notice.

J. Affiliate Transactions. From and after the date of the Loan Documents, enter into, or be a party to, any transaction with any Affiliate of Borrower, except in connection with any Permitted Debt or the ordinary course of, and pursuant to the reasonable requirements of, Borrower’s business and upon fair and reasonable terms which are fully disclosed in writing to Lender and which are no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction with a Person or entity not an Affiliate of Borrower.

K. Modification of the Foundation Loan or the County Loan. Until all Indebtedness has been irrevocably and irrecoverably paid in full, amend or permit the amendment, modification or the like of any loan documents or their respective terms and conditions related to such loans without first obtaining the express written consent of Lender, which shall not be unreasonably withheld or delayed.

13. CESSATION OF DISBURSEMENT OF LOAN PROCEEDS. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to disburse such loan proceeds if Lender determines, in its reasonable discretion, that: (A) an Event of Default exists under the terms of this Agreement, the Loan Documents or any other agreement that Borrower has with Lender, now or in the future; (B) Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or Is adjudged a bankrupt, (C) any of the conditions precedent set forth above in this Agreement are not satisfied, or (D) there occurs a material adverse change in Borrower’s financial condition.

14. DEFAULT. Each of the following shall constitute an Event of Default under this Agreement and the Loan Documents:

A. Payment Default. Borrower fails to make any payment within ten (10) days of when due under this Agreement, under the Term Loan Note, or the Loan Documents.

B. Completion Default. Borrower fails to complete the Infrastructure development for Phase II on or before December 31, 2024.

C. Breach of other Borrower Obligations. Borrower fails to comply with, or to perform any other term, debt, Indebtedness, obligation, covenant or condition, contained in this Agreement, the Term Loan Note, or the Loan Documents, other than non-payment, or the occurrence of any of the other Events of Default set forth in this Agreement, the Term Loan Note and/or any other Loan Document, and said default continues for a period of thirty (30) days or more after the date of such failure; provided, however, that if curing such Event of Default cannot reasonably be accomplished within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such Event of Default and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) days period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of the occurrence of such failure.

D. Default in Favor of Third Parties. Subject to any grace periods or rights to cure, Borrower, defaults under any loan, debt, indebtedness, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or Person, including but not limited to any default under the Foundation Loan or the County Loan, or any default by any Related Entity of Borrower on any loan, debt, indebtedness, extension of credit , security agreement, purchase agreement or any other agreement in favor of another Person or entity that may materially adversely affect Borrower or any of its assets or property, or Borrower’s ability to repay the Indebtedness, or perform its obligations under the Loan Documents, as determined by Lender in its reasonable discretion.

E. False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower, or on Borrower’s behalf, under this Agreement, the Term Loan Note, or the Loan Documents is false or misleading in any material respect, either now or at the time made or becomes false at any time thereafter.

F. Insolvency. The dissolution or termination of Borrower’s existence, the cessation of Borrower’s business for any reason, the insolvency of Borrower or a Related Entity, the appointment of a receiver for any part of Borrower’s or a Related Entity’s businesses or property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or any Related Entity, excepting, however, an involuntary bankruptcy proceeding, for which Borrower or a Related Entity shall have sixty (60) days from the date of filing to discharge.

G. Creditor or Forfeiture Proceedings. The filing of a mechanic’s, laborer’s or materialman’s lien on any of Borrower’s property that has been improved by the Infrastructure being financed in part by the Term Loan hereunder and such lien has not been satisfied or released on record by bond or otherwise within ninety (90) days after the same has been filed, or the commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or a Related Entity, or by any governmental agency against Borrower or a Related Entity, or any assets of Borrower or a Related Entity. This includes a garnishment of any of Borrower’s or a Related Entity’s accounts. However, this Event of Default shall not apply if there is a good faith dispute as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond in an amount determined by Lender as being an adequate reserve or bond for the dispute.

H. Additional Financing. The failure of Borrower to provide to Lender monthly reports which show progress toward and the schedule for closing(s) on financing in an amount that reasonably necessary to complete the Infrastructure development for Phase II.

I. Adverse Change. A material adverse change occurs in Borrower’s or a Related Entity’s financial condition which leads Lender to reasonably believe that the prospect of a Borrower’s payment and/or performance under this Agreement, the Term Loan Note and/or under any other Loan Documents is impaired.

15. EFFECT OF AN EVENT OF DEFAULT. At any time after the occurrence and continuation of an Event of Default beyond any applicable grace or cure period, except where otherwise provided in this Agreement or the Loan Documents, all commitments and obligations of Lender under this Agreement immediately will terminate and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in this Agreement and the Loan Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

16. FINANCIAL STATEMENTS. As soon as available, but in no event later than One Hundred Twenty (120) days after the end of each fiscal year, Borrower shall furnish Lender with audited financial statements for Borrower, including balance sheet and income statement for the year ended. In addition, Borrower shall promptly provide Lender with copies of its publicly filed annual Form 10-K’s and quarterly Form 10-Q’s for each of Borrower’s fiscal quarters during the term of the Loan. In addition, Borrower shall furnish to Lender monthly reports describing the status of Borrower’s pending financing requests to obtain financing in an amount to reasonably complete the Infrastructure development for Phase II.

17. TAX RETURNS. Within thirty (30) days after filing, Borrower shall obtain and furnish to Lender the annual federal, state, and local income tax returns filed by Borrower, together with all schedules and attachments thereto.

18. INDEMNIFICATION. Notwithstanding anything to the contrary contained herein or in any Loan Document, to the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Lender and its directors, officers, Affiliates, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses relating to or resulting from Borrower’s design, development, construction and/or operation of the Infrastructure, the breach by Borrower of any covenant, representation, or warranty by Borrower, or on account of any matter or thing or action or failure to act by Lender or Borrower, whether or not in litigation, arising out of this Agreement or any Loan Document, or any Event of Default, or any default or event which, with the lapse of time, would constitute an Event of Default, provided, however, that Borrower shall not be required to indemnify Lender to the extent such suit, claim or damage is caused solely by willful malfeasance of Lender, its directors, officers, agents and authorized employees. This indemnity is not intended to excuse Borrower from performing hereunder. All obligations on the part of Borrower shall survive the closing of the transaction contemplated by any Loan Document, the repayment of any and all sums due and owing to Lender hereunder and/or under any of the Loan Documents and any cancellation of any Loan Document.

19. OTHER INFORMATION. Borrower shall promptly furnish to Lender such other information, reports, certificates, and substantiating documentation as Lender may reasonably request to reflect Borrower’s financial condition, business performance and compliance with the terms set forth in this Agreement and/or in any of the other Loan Documents.

20. PRIOR AGREEMENTS. This Agreement shall supersede any prior business loan agreement between Borrower and Lender regarding the subject matter hereof, but shall not have any affect upon the terms governing any other loan or extension of credit from Lender to Borrower or any other agreement between Lender and Borrower, which shall continue to be governed by the documents and instruments evidencing such prior transactions.

21. INTERPRETATION OF LOAN DOCUMENTS. The provisions set forth in this Agreement and the Loan Documents shall be cumulative. In the event of a discrepancy between the provisions set forth in this Agreement and the provisions set forth in the Loan Documents, the provisions which are most restrictive or impose the greatest obligation on Borrower shall apply.

22. NOTICES. Any notices under or pursuant to this Agreement shall be deemed to have been served when delivered by hand, when delivered by a nationally recognized overnight delivery service, or three days after posting by U.S. Postal Services registered or certified mail, return receipt requested, addressed as follows:

To Borrower: Hall of Fame Resort & Entertainment Company

2626 Fulton Drive NW

Canton, OH 44718

Attn: Chief Financial Officer

W/ a copy to: Hall of Fame Resort & Entertainment Company

2626 Fulton Drive NW

Canton, OH 44718

Attn: General Counsel

To Lender: The City of Canton

218 Cleveland Avenue SW

Canton, OH 44702

Attn: Law Director

23. ASSIGNMENT. Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Agreement or under any of the Loan Documents without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion (and any other attempted assignment or transfer by Borrower shall be null and void). This Agreement is assignable by Lender, and any transfer or assignment of this Agreement, the Term Loan Note, or the Loan Documents, or portions thereof by Lender, shall operate to vest in any such assignee all rights and powers herein conferred upon and granted to Lender.

24. EXTENT OF COVENANTS; NO PERSONAL LIABILITY. All covenants, obligations and agreements of the Lender contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future member of the Legislative Authority or of any present or future officer, employee or agent of the Lender, in other than his or her official capacity, and neither the present or future members of its Legislative Authority, nor any present or future officer, employee or agent of the Lender, shall be subject to any personal liability or accountability by reason of the stipulations, obligations or agreements contained in this Agreement. Any obligation of the Lender created by or rising out of this Agreement shall never constitute a general obligation, debt or bonded indebtedness, or a pledge of the general credit, of the Lender or give rise to any pecuniary liability of the Lender, but shall be payable solely out of funds that have been allocated and appropriated by the Lender for disbursement of the principal amount of the Term Loan.

25. CONFESSION OF JUDGMENT. Consistent with the terms set forth in the Term Loan Note, Borrower hereby irrevocably authorizes and empowers any attorney-at-law, including an attorney hired by Lender, to appear in any court of record, after the obligations become due, and to confess judgment against Borrower for the unpaid amount due and owing on the Term Loan Note as evidenced by an affidavit signed by an officer of Lender setting forth the amount then due, attorneys’ fees plus costs of suit, and to release all errors, and waive all rights of appeal. If a copy of this Agreement and the Term Loan Note, verified by an affidavit, shall have been filed in the proceeding, it will not be necessary to file the original as a warrant of attorney. Borrower hereby waives the right to any injunction which would prevent Lender from taking judgment under this Agreement and/or under the Term Loan Note by confession, and any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing warrant and power to confess judgment will be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void; but the power will continue undiminished and may be exercised from time to time as Lender may elect until all amounts owing on this Agreement and/or under the Term Loan Note have been paid in full. Borrower waives any conflict of interest that an attorney hired by Lender may have in acting on behalf of Borrower in confessing judgment against Borrower while such attorney is retained by Lender. Borrower expressly consents to such attorney acting for Borrower in confessing judgment.

26. DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United State of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

A. Affiliate. The word “Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by control or otherwise.

B. Agreement. The word “Agreement” means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

C. Borrower. The word “Borrower” means Hall of Fame Resort & Entertainment Company.

D. Event of Default. The term “Event of Default” means any of the events of default set forth in this Agreement, including but not limited to those set forth in the default section of this Agreement, and any event or occurrence that constitutes an event of default under the Term Loan Note and/or under any other Loan Document.

E. Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Term Loan Note, this Agreement and any other amounts, including fees, costs and expenses, which Borrower owes to Lender, now or at any time in the future, including without limitation all principal, interest, default interest, fees, costs and expenses and other obligations set forth in the Term Loan Note, this Agreement, or under any of the Loan Documents.

F. Infrastructure. The word “Infrastructure” shall have the meaning set forth therefore in Section 4 above.

G. Legislative Authority. The words “Legislative Authority” means the City Council of the City of Canton, Ohio.

H. Lender. The word “Lender” means the City of Canton and its successors and assigns.

I. Loan. The term “Loan” or “Loans” means the following, whether now existing or hereafter created, entered into or otherwise existing: (i) the Term Loan, as described above in this Agreement, (ii) any and all other loans, letters of credit, guaranties, and/or financial accommodations from Lender to Borrower.

J. Loan Account. The term “Loan Account” means a record or account ledger maintained by Borrower which shall record, among other things, the date and amount of each disbursement of Term Loan proceeds made by Lender, the manner in which such Term Loan proceeds are used, including amounts, dates and payees, and the date and amount of each payment made by Borrower to Lender in respect thereof. If any discrepancy or inconsistency should arise between the Borrower’s Loan Account and Lender’s records regarding Term Loan disbursements and Borrower’s Term Loan payments hereunder, Borrower and Lender shall promptly meet and each shall use reasonable and good faith efforts to promptly resolve the discrepancy.

K. Loan Documents. The term “Loan Documents” means, collectively and Individually, the following: (1) this Agreement; (2) the Term Loan Note; (3) any exhibit or schedule attached to this Agreement or to any of the other Loan Documents, (4) any document or report required to be provided by Borrower from time to time in connection with the Term Loan; and (5) all other documents as Lender may reasonably require; all in form and substance satisfactory to Lender and Lender’s counsel.

L. Phase II. The term “Phase II” shall have the meaning set forth therefore in Section 4 above.

M. Person. The word “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated associate organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

N. Related Entity. The words “Related Entity” means any Subsidiary or Affiliate of Borrower.

O. Subsidiary. The word “Subsidiary” means a corporation, limited liability company, or other entity of whose shares of stock, units, or other ownership interests having ordinary voting power (other than stock or other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by Borrower.

P. Term Loan Note. The words “Term Loan Note” mean collectively or individually: the Term Loan Note executed, or to be executed, by Borrower to reflect the indebtedness in connection with the Term Loan, in the original principal amount of Five Million Dollars ($5,000,000.00), dated of even date herewith together with all renewals, extensions, modifications, refinancings, replacements, consolidations, and/or substitutions of or for the Term Loan Note.

27. MISCELLANEOUS PROVISIONS.

A. Waiver of Notice. Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to this Agreement, the Note, and all other Loan Documents, notice of acceptance hereof, notice of loans or advances made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided in this Agreement or in the Loan Documents.

B. Successors and Assigns. Borrower may not assign any of its respective rights or delegate any of its respective duties hereunder. This Agreement will be binding upon and inure to the benefit of the successors of the parties hereto.

C. Survival of Representations and Warranties. All representations, warranties, covenants, and delivery requirements set forth in this Agreement and/or in the Loan Documents shall survive the closing of the within Loan and shall continue until all of Borrower’s Indebtedness to Lender has been paid in full.

D. Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Event of Default.

E. Governing Law. The rights and obligations of the parties hereunder and the interpretation of this Agreement and the Loan Documents are governed by the laws of the state of Ohio (other than those relating to conflicts of laws).

F. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

G. No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower shall constitute a waiver of any of Lender’s rights or of any of Borrower’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required.

H. Consent to Jurisdiction. Borrower agrees that any action or proceeding to enforce or arising out of this Agreement shall be commenced in, and Borrower consents to the jurisdiction of, the courts of Stark County, State of Ohio.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS ENTERED INTO AND EXECUTED IN STARK COUNTY, OHIO AND DATED AS OF SEPTEMBER 15, 2022.

[Signatures on the following page]

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER: HALL OF FAME RESORT & ENTERTAINMENT COMPANY By: /s/ Michael Crawford Print Name: Michael Crawford Its: President & CEO	LENDER: THE CITY OF CANTON By: /s/ Thomas M. Bernabei Print Name: Thomas M. Bernabei Its: Mayor

EXHIBIT A

Fan Engagement Zone (aka Retail I and Retail II parcels):

Retail I (OL 1478), Parcel Nos. 10015053, 10014342:

Situated in the City of Canton, Stark County, State of Ohio, being all of O.L. 1478 on that certain HOF Village Replat recorded as Instrument Number 202203250013418 of the Stark County, Ohio Records, containing 4.85 acres, more or less.

Retail II (Lot 43481), Parcel Nos. 10015055, 10014341:

Situated in the City of Canton, Stark County, State of Ohio, and known as all of Lot 43481 on that certain HOF Village Replat recorded as Instrument Number 202203250013418 of the Stark County, Ohio Records, containing .91 acres, more or less.

CFE Building (OL 1480), Parcel Nos. 10015056, 10014340:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1480 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument No. 202203250013418, containing 3.64 acres, more or less.

CFE Parking (OL 1481), Parcel No. 10015057:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1481 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument No. 202203250013418, containing 3.60 acres, more or less.

CFP Parcel (OL 1482) Parcel No. 10015058:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1482 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument No. 202203250013418, containing 6.34 acres, more or less.

Play Action Plaza (OL 1479), Parcel No. 10015054:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1479 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument No. 202203250013418, containing 3.10 acres, more or less.

Waterpark (OL 1469), Parcel No. 10014331:

Situated in the City of Canton, Stark County, State of Ohio, being all of O.L. 1469 on that certain Pro Football Hall of Fame Replat and Vacation recorded in the Office of the Recorder of Stark County as Instrument Number 202108120041822, containing 4.93 acres, more or less.

WP Hotel (OL 1463), Parcel No. 10014330:

Situated in the City of Canton, Stark County, and State of Ohio, being all of Outlot 1463 on that certain Pro Football Hall of Fame Replat and Vacation recorded in the Office of the Recorder of Stark County as Instrument Number 202108120041822, containing 1.64 acres, more or less.

Waterpark & Hotel Parking (OL 1465), Parcel No. 10014334:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1465 on that certain Pro Football Hall of Fame Replat and Vacation recorded in the Office of the Recorder of Stark County as Instrument No. 202108120041822, containing 2.49 acres, more or less.

HOFRECo Offices/2626 Fulton (Lot 43461), Parcel No. 10014332:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 43461 on that Pro Football Hall of Fame Replat and Vacation recorded in the Office of the Recorder of Stark County as Instrument No. 202108120041822, containing 0.21 acres, more or less.

Private Roadway (OL 1477), Parcel Nos. 10015059, 10014344:

Situated in the City of Canton, Stark County, Ohio, and known as O.L. 1477 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument No. 202203250013418, containing 9.5958 acres, more or less